Consent of Independent Registered Public Accounting Firm The Board of Directors SBM Financial, Inc. We consent to the use in this Current Report of Camden National Corporation on Form 8-K under the Securities Act of 1934 of our report dated March 31, 2015 with respect to the consolidated balance sheets of SBM Financial, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity capital, and cash flows for each of the three years in the period ended December 31, 2014, which report is incorporated by reference in such Current Report. /s/ Berry Dunn McNeil & Parker, LLC Portland, Maine October 19, 2015